Exhibit (d)(14)

JOHN HANCOCK FUNDS II

SUBADVISORY AGREEMENT

AGREEMENT made this 1st day of January, 2014, between John Hancock Advisers, LLC, a Delaware limited liability company (the "Adviser"), and Invesco Advisers, Inc., (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

WHEREAS, the Adviser represents that it is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Subadviser represents that it is registered under the Advisers Act as an investment adviser and as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Adviser represents that it has entered into an investment advisory agreement with the John Hancock Funds II (the “Trust”) dated as of October 17, 2005, as amended (the “Advisory Agreement”), pursuant to which the Adviser shall act as the investment adviser to the Portfolios specified in Appendix A and has the authority to delegate certain of its responsibilities thereunder;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.	APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of the Trust and the Adviser and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolios specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the "Portfolios"). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust and Adviser.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER

a.	Subject always to the direction and control of the Trustees of the Trust and the Adviser, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios in accordance with the Portfolios' registration statement, as amended. The Adviser agrees promptly to provide for the duration of this Agreement copies of all amendments and supplements to the current Registration Statement, Prospectus and the Statement of Additional Information (“Statement”) that relate to: (i) the Subadviser, (ii) any of the Portfolios or (iii) the management of any of the Portfolios, on or before the effective date thereof. Until the Adviser delivers any such amendment or supplement to the Subadviser, the Subadviser shall be fully protected in relying on the Registration Statement, Prospectus and Statement as previously furnished to the Subadviser.

In fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

i.	formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust's registration statement;

ii.	take whatever steps are necessary to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

iii.	regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

iv.	provide assistance to the Trust’s Custodian, upon request, to enable Custodian to discharge its responsibilities regarding the fair value of securities held by the Portfolios for which market quotations are not readily available.

v.	Unless the Adviser gives the Subadviser written instruction to the contrary, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Portfolios’ shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolios may be invested.

vi.	The Subadviser has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the Investment Company Act, which it will provide to the Trust. The Subadviser has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Subadviser and it employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

b.	The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) sufficient administrative facilities to perform its obligations under this Agreement.

The Portfolios will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, subadvisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services; costs relating to local administration of securities; fees for any pricing service; the costs of regulatory compliance; and pro rata costs associated with maintaining the Trust’s legal existence and shareholder relations. All other expenses not specifically assumed by the Subadviser hereunder are borne by the Adviser or the Trust.

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c.	The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Portfolios, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the best possible price and execution in the circumstances in all transactions. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Portfolios in accordance with its trading policies, as disclosed by the Subadviser to the Portfolio from time to time, but in all cases subject to policies and practices established by the Portfolio and described in the Trust’s registration statement. Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d.	On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

e.	The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940 (the "Investment Company Act") and Investment Advisers Act of 1940 (the "Investment Advisers Act") and the rules thereunder. The Adviser will maintain and preserve all books and other records not related to the Portfolios’ investment transactions as required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940.

f.	The Subadviser shall vote proxies relating to the Portfolio’s investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Portfolio in accordance with the proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act and provided to the Trust and the Adviser. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.

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3.	COMPENSATION OF SUBADVISER

The Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

4.	LIABILITY OF SUBADVISER

Neither the Subadviser nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Trust or any shareholders of the Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser.

5.	CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, shareholders or otherwise; that employees, agents and partners of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the certificate of incorporation of the Subadviser, respectively, or by specific provision of applicable law.

6.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective with respect to each Portfolio on the later of (i) its execution, (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved and (iii) disclosure of the terms of this Agreement with respect to a Portfolio in the prospectus of the Trust. The Agreement will continue in effect for an initial term of two years and shall continue in effect thereafter only if approved as required by the Investment Company Act. Any required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement or (b) all the portfolios of the Trust.

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This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty days' written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

8.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.	the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	any change in actual control or management of the Subadviser or the portfolio manager of any Portfolio.

9.	SERVICES TO OTHER CLIENTS

The Trust and the Adviser understand that the Subadviser now acts, will continue to act and may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies, including any offshore entities, or accounts, and the Trust has no objection to the Subadviser’s so acting, provided that whenever the Portfolios and one or more other investment companies or accounts managed or advised by the Subadviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company and account. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolios. In addition, the Trust understands that the persons employed by the Subadviser to assist in the performance of the Subadviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Subadviser or any affiliate of the Subadviser to engage in and devote time and attention to other businesses or to render services of what ever kind or nature. Further, the Trust and the Adviser understand that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Portfolio. The Subadviser is not obligated to initiate transactions for a Portfolio in any security which the Subadviser, its affiliates or employees may purchase or sell for their own accounts or other clients.

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10.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.

11.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

12.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act or the Advisers Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act or the Advisers Act, the Investment Company Act and the Advisers Act shall control.

16.	LIMITATION OF LIABILITY

The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name " John Hancock Funds II" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

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17.	USE OF NAME

The Adviser and its affiliates may use the name “Invesco Advisers, Inc.,” “Invesco Advisers,” or Invesco” (collectively, the “Invesco Names”) only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. At such times as this Agreement shall no longer be in effect, the Adviser and its affiliates shall cease to use such names or any other name indicating that it is advised by or otherwise connected with the Subadviser and shall promptly change it name accordingly. The Adviser acknowledges that it has authority to use the Invesco Names through permission of the Subadviser, and agrees that the Subadviser reserves to itself and any successor to its business the right to grant the non-exclusive right to use the aforementioned names or any similar names to any other corporation or entity, including, but not limited to, any investment company of which the Subadviser or any subsidiary or affiliate thereof or any successor to the business of any thereof shall be the investment adviser.

18.	CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

As required by Rule 17a-10 under the Investment Company Act of 1940, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

1.	other subadvisers to a Portfolio

2.	other subadvisers to a Trust portfolio

3.	other subadvisers to a portfolio under common control with the Portfolio

19.	CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information; provided, however, the Trust and the Adviser each understand, acknowledge and agree that the Portfolios are managed by the Subadviser using investment models which are used by the Subadviser and its affiliates to manage other accounts (specifically including, but not limited to, other registered mutual funds), that such other accounts may have portfolio holdings that are substantially similar or identical to those of the Portfolios, and that the use of such other portfolio holdings information is not subject to the restrictions of this Agreement of the Trust’s “Policy Regarding Disclosure of Portfolio Holdings.”

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20.	COMPLIANCE

Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Subadviser and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, and (iii) notification of any material compliance matter that relates to the services provided by the Subadviser to the Trust including but not limited to any material violation of the Compliance Policies or of the Subadviser’s code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.

21.	SUBADVISER’S USE OF AGENTS

Subadviser may from time to time employ or associate itself with any person or persons believed to be particularly fit to assist in its performance of services under this Agreement, provided no such person serves or acts as an investment adviser separate from Subadviser so as to require a new written contract pursuant to the 1940 Act. Subadviser will act in good faith and with due diligence in the selection, use and monitoring of such persons, including affiliates, subsidiaries or agents. Subadviser shall remain liable for Subadviser’s obligations hereunder and for all actions of any such affiliates, subsidiaries or agents to the same extent as Subadviser is liable for its own actions hereunder. The compensation of any such persons will be paid by Subadviser, and no obligations will be incurred by, or on behalf of, Adviser or the Trust with respect to them.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
	Name:	Leo Zerilli
	Title:	Senior Vice President and
Chief Investment Officer

INVESCO ADVISERS, INC.

By:	/s/ Brian Thorp
	Name:	Brian Thorp
	Title:	Vice President

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Exhibit (d)(14)

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the assets of each Portfolio managed by the Subadviser, the fee computed separately for such Portfolio at an annual rate stated as a percentage of current net assets as follows (the "Subadviser Fee"):

Portfolio	First $250 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Excess over $750 million of Aggregate Net Assets*

International Growth Stock Fund	[ ]%	[ ]%	[ ]%

Portfolio	First $250 million of Aggregate Net Assets*	Next $250 million of Aggregate Net Assets*	Next $500 million of Aggregate Net Assets*	Excess over $1 billion of Aggregate Net Assets*

Small Cap Opportunities Fund	[ ]%	[ ]%	[ ]%	[ ]%

Portfolio	First $250 million of Aggregate Net Assets*	Excess Over $250 million of Aggregate Net Assets*
Small Company Growth Fund	[ ]%	[ ]%#

#The Subadviser Fee for the Small Company Growth Trust is [ ]% on all net assets when the total net assets of the following funds managed by the Subadviser and any other John Hancock Variable Insurance Trust and John Hancock Funds II funds that the Subadviser may manage in the future exceed $1 billion:

Small Company Growth Trust, a series of John Hancock Variable Insurance Trust

Small Company Growth Fund, a series of John Hancock Funds II

Small Cap Opportunities Trust, a series of John Hancock Variable Insurance Trust

Small Cap Opportunities Fund, a series of John Hancock Funds II

International Growth Stock Trust, a series of John Hancock Variable Insurance Trust

International Growth Stock Fund, a series of John Hancock Funds II

Value Trust, a series of John Hancock Variable Insurance Trust

Value Fund, a series of John Hancock Funds II (collectively, the “Invesco Funds”)

Only net assets of an Invesco Fund managed by the Subadviser are included for purposes of determining whether the $1 billion threshold has been reached. If the Subadviser ceases to serve as subadviser for an Invesco Fund, that fund’s net assets will not be included for purposes of determining whether the $1 billion threshold has been reached.

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Portfolio	First $200 million of Aggregate Net Assets*	Next $300 million of Aggregate Net Assets*	Excess over $500 million of Aggregate Net Assets*

Value Fund	[ ]%	[ ]%	[ ]%

* The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust managed by the Subadviser. It also includes with respect to each Portfolio of the net assets of one or more other portfolios subadvised by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of the fund.

Trust Portfolio(s)	Other Portfolio(s)
International Growth Stock Fund	International Growth Stock Trust, a series of John Hancock Variable Insurance Trust (“JHVIT”)
Small Cap Opportunities Fund	The portion of the net assets of the Small Cap Opportunities Trust, a series of JHVIT, subadvised by the Subadviser
Small Company Growth Fund	Small Company Growth Trust, a series of JHVIT
Value Fund	Value Trust, a series of JHVIT

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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